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                                                                    EXHIBIT C(2)

                              Shareholder Agreement

         This Shareholder Agreement is made as of November 7, 1991 (the "Agreement") by and among Guaranty National Corporation, a Colorado corporation ("Guaranty"), Orion Capital Corporation, a Delaware corporation ("Orion"), and certain of Orion's wholly-owned subsidiaries listed on Schedule I hereto that currently hold all the outstanding Common Stock of Guaranty (collectively referred to hereinafter as the "Selling Shareholders").

         WHEREAS, On September 13, 1991 Guaranty filed Registration Statement No. 33-42781 on Form S-1 ("1991 Registration Statement") with the Securities and Exchange Commission with respect to the public sale (the "Offering") of approximately 7,187,500 shares (including up to 937,500 shares to be sold to cover underwriters' over-allotment options) of Common Stock, par value $1.00 per share ("Common Stock"), on behalf of the Selling Shareholders; and

         WHEREAS, upon the date of the initial closing ("Initial Closing") of the Offering in accordance with its terms (such date referred to hereinafter as the "Offering Closing Date"), Guaranty will become a public corporation with the Selling Shareholders retaining no more than 49.6% shares of the outstanding Guaranty Common Stock (excluding the underwriters' over-allotment options) (such shares of Guaranty Common Stock owned by Selling Shareholders or transferred to any other wholly-owned subsidiary of Orion or to any other purchaser from a Selling Shareholder not pursuant to a registered public offering after the Offering Closing Date are referred to hereinafter as the "Sellers Stock"); and

         WHEREAS, prior to the Offering Closing Date, pursuant to a Note Issuance Agreement of even date herewith, Guaranty will issue in the aggregate approximately $20,896,000 principal amount of its 9 1/2% subordinated notes due 1998 (hereinafter referred to as the "Guaranty Notes"), including $19,829,000 of such Guaranty Notes as a special dividend to the Selling Shareholders and $1,067,000 of such Guaranty Notes to repurchase certain fixed assets from another wholly-owned subsidiary of Orion;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements, and subject to the terms and considerations set forth herein, the parties hereto agree as follows:

         1.       Board of Directors of Guaranty.

                  1.1 Membership on the Board of Directors Selection of Chairman and Committees

                  (a) Immediately prior to the effectiveness of the Initial Closing of the Offering on the Offering Closing Date, Messrs. Vincent T. Papa and Raymond J. Schuyler, each a senior officer of Orion, shall tender his resignation from the Guaranty Board of Directors and Mr. Roger B. Ware will tender his resignation as a Senior Vice President of Orion, all effective as of the completion of the Initial Closing on the Offering Closing Date. Upon completion of the Initial Closing on the Offering Closing Date, the remaining Guaranty Board members shall take action to increase the number of the members
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of the Guaranty Board of Directors from six to seven and shall elect Messrs.
Carroll D. Speckman, Richard R. Thomas and William J. Shepherd (as described in the 1991 Registration Statement), to fill the vacancies on the Board created by the resignations and the increase in the size of its membership. Messrs. Speckman, Thomas and Shepherd shall serve as members of Guaranty's Board until
(i) the next annual or special meeting of shareholders of Guaranty following the Offering Closing Date at which shareholders are entitled to vote on the election of the members to the Guaranty Board and (ii) until their successors are elected and shall qualify.

                  (b) Upon completion of the Initial Closing and after the Offering Closing Date, and for as long as Orion and/or any of Orion's wholly-owned subsidiaries shall beneficially own, in the aggregate, at least 20 percent of the outstanding Common Stock (including securities convertible or exchangeable into Common Stock or other securities having voting rights on a par with the Common Stock referred to hereinafter as Convertible Securities), Orion, Guaranty and the Selling Shareholders agree that the Board of Directors of Guaranty shall consist of seven members. Nominees for such seven directorships shall be designated as follows: (i) three nominees shall be designated by Orion and its wholly-owned subsidiaries owning Sellers Stock ("Orion Nominees"), (ii) two nominees shall be officers of Guaranty, and (iii) two nominees shall be nominees mutually agreeable to Orion and Guaranty who are persons who are not (x) officers, directors or employees of Orion or its wholly-owned subsidiaries, or (y) officers or employees of Guaranty or its wholly-owned subsidiaries ("Independent Nominees"). Notwithstanding the foregoing, if the aggregate beneficial ownership of the Common Stock (including any Convertible Securities) held by Orion and/or any of its wholly-owned subsidiaries is less than 30 percent of the outstanding Common Stock (including any Convertible Securities) then, with respect to the next annual or special meeting of Guaranty shareholders to be held for the election of directors, following the date on which such ownership fell below 30 percent but remains in excess of 20 percent, the number of nominees to the Guaranty Board of Directors that Orion and the Selling Shareholders have a right to designate pursuant to this Section 1.1 shall be reduced to two.

                  (c) After the Offering Closing Data and for so long as Orion and/or any of its wholly-owned subsidiaries beneficially own, in the aggregate, at least 30 percent of the outstanding Common Stock (including any Convertible Securities) the Chairman of the Board of Guaranty shall be selected by the Orion Nominees on the Guaranty Board. As of the Offering Closing Date, the Chairman of Guaranty shall be Alan R. Gruber.

                  (d) After the Offering Closing Date and for so long as Orion and/or any of its wholly-owned subsidiaries beneficially own, in the aggregate, at least 20 percent of the outstanding Common Stock (including any Convertible Securities) (i) the Executive Committee of Guaranty shall be composed of the Chairman of the board of Guaranty, the President of Guaranty and one of the Independent Nominees (ii) the Compensation Committee of Guaranty shall include the Orion Nominees and (iii) the Audit Committee of Guaranty shall include the two Independent Nominees.

                  (e) For so long as Orion and/or any of Orion's wholly-owned subsidiaries shall beneficially own, in the aggregate, at least 20 percent of the outstanding Common Stock (including any Convertible Securities) , Guaranty shall use its best efforts to (i) have the Orion Nominees elected to the Board of Directors at each annual or special meeting of shareholders of Guaranty, commencing with the annual meeting of shareholders of Guaranty next following the Offering Closing Date, and (ii) cause to be voted all the outstanding shares of Common Stock entitled to be voted at such meetings in favor of the election of such Orion Nominees. In the event that any Orion Nominee on the Board of Directors shall cease to serve as a director for any reason during the period that this Section 1.1(e) is in effect,


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Guaranty shall use its best efforts to cause the vacancy resulting thereby to be filled by another Orion Nominee.

                  (f) Notwithstanding any of the foregoing, nothing shall prevent Guaranty's directors or officers, acting individually or collectively, from taking any action in contravention of the terms of this Section 1.1 if Guaranty has received a written opinion from outside legal counsel reasonably satisfactory to Orion stating that unless such action is taken such director or officer would be materially violating such director's or officer's fiduciary duties to Guaranty and its shareholders.

         1.2 Information to Directors. Guaranty shall furnish to the Orion Nominees serving on Guaranty's Board of Directors all information that is provided to the other directors of Guaranty in their capacities as such.

         2.       Registration Rights.

                  2.1 Required Registration - Sellers Stock. (a) For a period of six years after the Offering Closing Date, if and whenever Guaranty receives a written request from the registered owners of more than 20% of Sellers Stock, Guaranty shall prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933, as amended ("Securities Act"), on the appropriate form or forms, covering the offering of the number of shares of Sellers Stock which are the subject of such request. Guaranty shall use its best efforts to cause such registration statement to become effective. Notwithstanding the foregoing, however, Guaranty shall not be required to effect more than one registration under this Section
2.1 during any twelve-month period. Guaranty shall be obligated, however, in any event, to prepare, file and cause to become effective up to three registration statements pursuant to this Section 2. Guaranty shall not be required to effect a registration under this Section 2.1 which involves the sale of Sellers Stock
(a) with an aggregate sale price (before deductions of underwriting discounts and expenses of sale) of less than $10,000,000 or (b) that, in the written opinion, which is reasonably acceptable to the beneficial owners of the Sellers Stock, of securities counsel to Guaranty, that the Sellers Stock which is requested to be registered may be, as of the date of such opinion, publicly offered, sold and distributed without registration under the Securities Act (without any restrictions as to volume or the potential purchaser's financial sophistication or net worth), provided further that Orion and the beneficial owners of such Sellers Stock are permitted to rely on such opinion. Without the written consent of 50 percent of the beneficial owners of the Sellers Stock that have requested such demand registration, neither Guaranty nor any other holder of securities of Guaranty may include securities in such demand registration; provided, however, that if a registration pursuant to this Section 2.1 is to involve a fully underwritten public offering of Sellers Stock, Guaranty may include securities in such registration if, but only if, the managing underwriter of such public offering concludes, in the exercise of its good faith judgment, that such inclusion will not adversely affect the successful marketing or reduce the expected selling price of the Sellers Stock in such public offering. The managing underwriter or underwriters of any underwritten public offering requested pursuant to this Section 2.1 shall be a firm of national reputation selected by the beneficial owners of the Sellers Stock with the consent of Guaranty, which consent shall not be unreasonably withheld.

                  (b) Orion or any of the Selling Shareholders may assign any or all of its rights to cause Guaranty to effect a registration pursuant to this
Section 2.1 and Section 2.2 below to any wholly-owned subsidiary of Orion or, on prior notice to Guaranty, to any other transferee from a Selling Shareholder, provided that such purchaser agrees in writing to be bound by the terms hereof as though it were Orion or a Selling Shareholder.


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                  (c) Guaranty may grant subsequent investors rights of
registration upon request and rights of incidental registration (such as those provided in Section 2 hereof); provided, however, that in the case of such rights granted to subsequent investors (i) such rights are not inconsistent with the provisions of this Agreement and (ii) the instrument granting such rights specifically confirms the prior rights of the holders of the Sellers Stock or Guaranty Notes under this Agreement.

                  2.2 Required Registration - Guaranty Notes. For a period of six years after the Offering Closing Date, if and whenever Guaranty receives a written request from the holders of $10,000,000 or more, in aggregate principal amount, of the Guaranty Notes ("Guaranty Note Holders"), Guaranty shall prepare and file with the Commission a registration statement under the Securities Act on the appropriate form or forms, covering the offering of the principal amount of the Guaranty Notes which is the subject of such request. Guaranty shall use its best efforts to cause such registration statement to become effective; provided, however, that Guaranty shall not be required to effect such registration if in the written opinion, which is reasonably acceptable to the Guaranty Note Holders, of securities counsel to Guaranty, the Guaranty Notes requested to be registered may be, as of the date of such opinion, publicly offered, sold and distributed without registration under the applicable federal securities laws, provided further, that the beneficial owners of such Guaranty Notes are permitted to rely on such opinion. Guaranty shall be obligated to prepare, file and cause to become effective only one Registration Statement pursuant to this Section 2.2. Without the written consent of the holders of 50% in the aggregate principal amount of the Guaranty Notes to be so offered to the public, neither Guaranty nor any holder of securities of Guaranty may include securities in such registration; provided, however, that if a registration pursuant to this Section 2.2 is to involve a fully underwritten public offering of such Guaranty Notes, Guaranty may include securities in such registration if, but only if, the managing underwriter of such public offering concludes, in the exercise of its good faith judgment, that such inclusion will not adversely affect the successful marketing or reduce the expected selling price of the Guaranty Notes in such public offering. The managing underwriter or underwriters of any underwritten public offering requested pursuant to this Section 2.2 shall be a firm of national reputation selected by the holders of 50% in the aggregate principal amount of the Guaranty Notes to be so offered to the public, with the consent of Guaranty, which consent shall not be unreasonably withheld.

                  2.3 Incidental Registration. For a period of six years after the Offering Closing Date, each time Guaranty shall determine or be required to file a registration statement under the Securities Act (other than on Form S-8 or a successor form thereto) in connection with the proposed offer and sale for cash of any of its securities by it or any of its security holders (other than the beneficial owners of the Sellers Stock), Guaranty will promptly give written notice of such determination or requirement to the beneficial owners of the Sellers Stock. Upon the written registration request of the beneficial owners of Sellers Stock with a potential aggregate sale price of at least $1,000,000 given within 30 days after the date of any such notice by Guaranty, Guaranty will cause all shares of Sellers Stock for which the beneficial owners of Sellers Stock have requested registration to be included in such registration statement. If any registration pursuant to this Section 2.3 is to be underwritten in whole or in part, Guaranty shall use its best efforts to cause the Sellers Stock requested for inclusion pursuant to this Section 2.3 to be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If, in the good faith judgment of the managing underwriter of such public offering (which underwriters shall be a firm of national reputation), the inclusion of all of the Sellers Stock requested to be registered pursuant to this Section 2.3 and of all of the Common Stock or other securities of Guaranty requested to be registered by other securityholders of Guaranty with respect to such registration statement would adversely affect the successful marketing of the securities to be offered by Guaranty or its securityholders (other than the beneficial owners of the


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Sellers Stock), as the case may be, then the maximum number of shares of Common
Stock which the managing underwriter will permit the beneficial owners of the Sellers Stock and such other securityholders to include in the offering (in addition to the shares to be offered by Guaranty) shall be pro rated among the beneficial owners of the Sellers Stock and such other securityholders.

                  2.4 Registration Procedures. If and whenever Guaranty is required by the provisions of Section 2.1, 2.2 or 2.3 to effect the registration of shares of Sellers Stock or Guaranty Notes, Guaranty will:

                  (a) Prepare and file with the Commission a registration statement on the appropriate form or forms with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least 90 days thereafter, and prepare and file with the Commission such amendments or supplements as may be necessary to keep such registration statement effective for at least 90 days after the effective date of the registration statement.

                  (b) Enter into a written underwriting agreement or agreements in form and substance reasonably satisfactory to the managing underwriter or underwriters of the public offering of such securities, if the offering is to be underwritten in whole or in part.

                  (c) Furnish to the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as may reasonably be requested in order to facilitate the public offering of such securities.

                  (d) Use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, may reasonably request, except that Guaranty shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified.

                  (e) Notify the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or an amendment or a supplement to any registration or prospectus forming a part of such registration statement has been filed.

                  (f) Notify the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information.

                  (g) Prepare and file with the Commission promptly, upon the request of the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, are required under the applicable federal securities laws or the rules and regulations thereunder in connection with the distribution of the Sellers Stock or Guaranty Notes.


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                  (h) Prepare and promptly file with the Commission, and
         promptly notify the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, of the filing of, such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements in, or omissions from, such registration statement, if, at the time when a prospectus relating to such securities is required to be delivered under any applicable federal securities laws, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in the light of the circumstances in which they were made.

                  (i) In the event the beneficial owners of the Sellers Stock or Guaranty Note Holders, as the case may be, or any underwriter for the beneficial owners of the Sellers Stock, or the Guaranty Note Holders, as the case may be, is required to deliver a prospectus at a time when the prospectus then in effect may no longer be used under applicable federal securities laws, prepare promptly upon request of the beneficial owners of the Sellers Stock or Guaranty Note Holders, as the case may be, such amendments or supplements to such registration statement and such prospectus as may be necessary to permit compliance with the requirements of applicable federal securities laws.

                  (j) Advise the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                  (k) Not file any amendment or supplement to such registration statement or prospectus to which any of the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, reasonably objects on the ground that such amendment or supplement does not comply in all material respects with the requirements of any applicable federal securities law or the rules and regulations thereunder, after having been furnished with a copy thereof at least five business days prior to the filing thereof.

                  (l) At the request of the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, furnish on the effective date of the registration statement and, if such registration involves an underwritten public offering, at the closing provided for in the underwriting agreement, (i) an opinion of the counsel representing Guaranty (such counsel being reasonably satisfactory to the beneficial owners of the Sellers Stock or Guaranty Note Holders, as the case may be), for the purposes of such registration, addressed to the underwriters, if any, and to the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, covering such matters with respect to the registration statement, the prospectus and each amendment or supplement thereto, proceedings under state and federal securities laws, other matters relating to Guaranty, the securities being registered and the offer and sale of such securities as are customarily the subject of opinions of issuer's counsel provided to underwriters in underwritten public offerings, and (ii) a letter dated each such date, from the independent certified public accountants of Guaranty addressed to the underwriters, if any, and to the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, stating that they are independent certified public accountants within the meaning of the applicable federal


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         securities laws and that, in the opinion of such accountants, the financial statements and other financial data of Guaranty included in the registration statement or the prospectus or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the applicable federal securities laws, and additionally covering such other financial matters, including information as to the period ending not more than five business days prior to the date of such letter and with respect to the registration statement and the prospectus, as the underwriters or the beneficial owners of the Sellers Stock or the Guaranty Note Holders, as the case may be, may reasonably request.

                  (m) Refrain from making any sale or distribution of its voting securities, except pursuant to any employee stock plan and any pre-existing agreement for the sale of such securities, during the period commencing seven days prior to, and expiring 120 days after, the registration statement has become effective.

                  2.5      Expenses.

                  (a) With respect to the first two registrations to be effected pursuant to Section 2.1 and the registration to be effected pursuant to
         Section 2.2 hereof, all out-of pocket fees, costs and expenses of and incidental to such registration and public offering in connection therewith shall be borne by Guaranty.

                  (b) With respect to any third registration to be effected pursuant to Section 2.1 hereof or with respect to the inclusion of shares of Sellers Stock in a registration statement pursuant to Section
         2.3 hereof, all the fees, costs and expenses of such registration under
         Section 2.1 and the additional fees costs and expenses as may be incurred as a result of the exercise of rights under Section 2.3 hereof shall be born by the beneficial owners of Sellers Stock being so registered.

                  (c) The fees, costs and expenses of registration to be borne as provided in Section 2.5 (a) above shall include, without limitation, all registration, filing and National Association of Security Dealers' fees, printing expenses, fees and disbursements of counsel and accountants for Guaranty, fees and disbursements of underwriters of such securities, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, and premiums and other costs of policies of insurance against liability arising out of such public offering, but not the fees and disbursements of counsel and accountants for the beneficial owners of the Sellers Stock or Guaranty Note Holders, as the case may be.

                  2.6      Indemnification.

                  (a) Guaranty will indemnify and hold harmless each of the beneficial owners of the Sellers Stock or Guaranty Note Holders and any underwriter (as defined in the Securities Act) for the beneficial owners of the Sellers Stock or Guaranty Note Holders, and each person who is an officer or director of or who controls the beneficial owners of the Sellers Stock, the holders of Guaranty Notes or such underwriter within the meaning of the Securities Act, from and against, and will reimburse the beneficial owners of the Sellers Stock, Guaranty Note Holders and each such underwriter and person with respect to, any and all claims, actions, demands, losses, damages, liabilities, attorneys' fees, costs and other expenses to which the beneficial owners of the Sellers Stock, Guaranty Note Holders or any such underwriter or controlling


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         person may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs, attorneys' fees or other expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Guaranty will not be liable in any such case to the extent that any such claim, action, demand, loss, damage, liability, cost, attorneys' fees or other expense is caused by an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by the beneficial owners of the Sellers Stock or any Guaranty Note Holders, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

                  (b) Each of the beneficial owners of the Sellers Stock or Guaranty Note Holder that are to be included in any registrations under this Agreement will indemnify and hold harmless Guaranty, and any underwriter (as defined in the Securities Act) for Guaranty, and each person who is an officer or director of or who controls Guaranty or such underwriter within the meaning of the Securities Act, from and against, and will reimburse Guaranty with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses to which Guaranty may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs, attorneys' fees or other expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or are caused by the omission or the allege omission to state therein a material fact required to be stated therein or necessary to make the statements therein. in light of circumstances in which they are made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission vas so made in reliance upon and in strict conformity with written information furnished by a beneficial owner of the Sellers Stock or Guaranty Note Holders specifically for use in the preparation thereof.

                  (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraphs (a) or (b) of this Section 2.6 of notice of commencement of any action involving he subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of paragraphs (a) and (b), notify the indemnifying party of the commencement hereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 2.6. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of paragraphs (a) and (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. No indemnifying party shall be liable to an indemnified party for any settlement of any action or claim without the consent of the indemnifying party.


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                  2.7 Reporting Requirements Under the Securities Exchange Act
of 1934. Guaranty shall take such reasonable measures, and shall file such other information, documents and reports as shall be required by the Commission as a condition to the availability of Rule 144 under the Securities Act (or any similar exemptive provision hereafter in effect) and the use of Form S-3. Guaranty also covenants to use its best efforts, to the extent that it is reasonably within its power to do so, to qualify for the use of Form S-3.

                  2.8 Standoff. Orion and the Selling Shareholders agree in connection with any underwritten public offering of Guaranty's securities that, upon the request of the managing underwriter of such public offering, it shall commit itself not to offer or sell publicly any Sellers Stock, or Guaranty Notes, other than such stock or Guaranty Notes included in a public offering, for a period not to exceed 120 days from the closing of such public offering.

         3.       Miscellaneous.

                  3.1 Governing Law. This Agreement shall be governed in all respects by the Laws of the State of Colorado as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

                  3.2 Successors and Assigns. Except as otherwise expressly provided herein, the rights and duties of this Agreement may not be assigned. The Selling Shareholders, however, without prior notice to Guaranty, may assign their rights and duties hereunder to other wholly-owned subsidiaries of Orion.

                  3.3 Entire Agreement: Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes all prior agreements and understandings between the parties relating the subject matter hereof. Any term of this Agreement may be amended, discharged or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a written instrument signed by the party against whom enforcement of any such amendment, discharge, termination or waiver is sought.

                  3.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered either by (i) personal delivery, (ii) postage prepaid, return receipt requested certified mail (air-mail, if available), or the equivalent of certified mail under the laws of the country where mailed; (iii) facsimile transmission, or (iv) telex with confirmed answerback received, addressed as follows:

                  Guaranty:         Guaranty National Corporation
                                    100 Inverness Terrace East
                                    Englewood, CO  80112
                                    Attention: Mr. Roger B. Ware
                                               President
                                    Facsimile: (303) 790-7136

                  Copy to:          Holmes & Starr
                                    1600 Broadway, 26th Floor
                                    Denver, CO  80202-4926

                                    Attention:       Hardin Holmes, Esq.
                                    Facsimile:       (303) 839-4380

                  Orion and         Orion Capital Corporation
                  Selling           30 Rockefeller Plaza, Rm.  2820
                  Shareholders:     New York, NY  10112
                  Attention:        Alan R. Gruber
                                    Chairman
                  Facsimile:        (212) 581-7261

                  Copy to:          Donovan Leisure Newton & Irvine
                                    30 Rockefeller Plaza
                                    New York, NY  10112
                  Attention:        Robert Hart, Esq.
                  Facsimile:        (212)

         Any party may change its address for such communications by giving notice thereof to the other party in conformity with this section.

                  3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver or any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

                  3.6 Remedies: Specific Performance. All remedies either under this Agreement, or by law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative. In addition to any remedies available at law for any breach or failure to perform any obligation under this Agreement, the parties intend and agree that the provisions of this Agreement shall be specifically enforceable in any court having appropriate jurisdiction therefor and that the parties hereto shall be entitled to injunctive and other equitable relief for any such breach or failure to perform.

                  3.7 Severability of Provisions. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be effected, impaired or invalidated to the extent permitted by applicable law.

                  3.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  3.9 Counterparts.. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, each of the parties hereto duly authorized thereunto, has executed this Agreement as of the day and year set forth in the heading hereof.

                                       GUARANTY NATIONAL CORPORATION

                                       By:
                                          --------------------------------------

                                       ORION CAPITAL CORPORATION

                                       By:
                                          --------------------------------------
                                                    Alan R. Gruber
                                           Chairman and Chief Executive Officer

                                       THE CONNECTICUT INDEMNITY COMPANY

                                       CONNECTICUT SPECIALTY INSURANCE COMPANY

                                       DESIGN PROFESSIONALS INSURANCE COMPANY

                                       EMPLOYEE BENEFITS INSURANCE COMPANY

                                       THE FIRE & CASUALTY INSURANCE COMPANY
                                           OF CONNECTICUT

                                       SECURITY INSURANCE COMPANY OF HARTFORD

                                       SECURITY REINSURANCE COMPANY

                                       By:
                                          --------------------------------------
                                                   Raymond J. Schuyler
                                             Senior Vice President-Investments